BAKKEN RESOURCES, INC.

CONVERTIBLE LOAN
CREDIT AGREEMENT

May 6, 2016

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5.		Default	19
	5.1	Events of Default	19
	5.2	Remedies Upon Event of Default	20

6.		Miscellaneous	21
	6.1	Entire Agreement	21
	6.2	Survival of Warranties and Limited Liability	21
	6.3	Successors and Assigns	21
	6.4	Governing Law	21
	6.5	Counterparts	21
	6.6	Titles and Subtitles	21
	6.7	Rules of Construction	21
	6.8	Aggregation of Holdings	21
	6.9	Notices	21
	6.10	Finders’ Fees	22
	6.11	Expenses	22
	6.12	Attorneys’ Fees	22
	6.13	Amendments and Waivers	22
	6.14	Severability	22
	6.15	Exculpation Among Investors	22

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EXHIBITS

Exhibit A	—	Designation
Exhibit B	—	Option Agreement

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BAKKEN RESOURCES, INC.

CONVERTIBLE LOAN
CREDIT AGREEMENT

THIS CONVERTIBLE LOAN CREDIT AGREEMENT (this “Agreement”) is made as of the 6th day of May, 2016, by and between BAKKEN RESOURCES, INC., a Nevada corporation (the “Company,” the “Business,” or “Bakken”), and EAGLE PRIVATE EQUITY, LLC, a New York limited liability company (“Eagle” or the “Lender”) for the purpose of lending the Company convertible funds under the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Convertible Debt.

1.1 Terms of the Convertible Debt.

(a) The Company shall adopt and file with the Secretary of State of Nevada on or before the Closing date (as defined below) a Certificate of Designation in substantially the form attached hereto as Exhibit A (the “Designation”).

(b) Subject to the terms and conditions of this Agreement, for a period of 270 days after the Closing (the “Initial Period”), the Company shall have the right to draw from Eagle, up to a total of one million dollars ($1,000,000) in convertible debt (the “Facility”). The Facility shall not be considered a revolving facility. Company may make draws on the Facility at any time during the 270 day period. Interest on the Facility shall be equal to LIBOR +4%, accrued daily. Interest and principal shall be payable twenty four (24) months following Closing. The USD LIBOR rate for 12 months shall be used for purposes of calculating loans made by Lender under the Facility. Following the Initial Period, the Facility may be extended by the Company for an additional 270 days upon payment of a further Facility Fee (as hereinafter defined).

(c) At Closing, Company shall grant to Eagle an Option in substantially the form attached hereto as Exhibit B, to convert the debt, in accordance with the terms of the Option, into shares of Series A Preferred stock equal to the amount of the Facility, up to one million (1,000,000) shares, having a price of $0.___ per share (the “Option”).

(d) Immediately upon Closing, Company shall pay to Eagle a Facility Fee equal to five percent (5%) of the amount of the Facility ($50,000) (the “Facility Fee”)

(e) Upon the occurrence of any Triggering Event (as defined in the Option Agreement), Eagle shall have the right to put the convertible debt to the Company in an amount totaling up to the maximum amount remaining of the convertible debt Facility.

1.2 Closing.

(a) Closing. The Closing of this Agreement shall take place at the offices of Paul Law Group, LLP, 902 Broadway, 6th Floor, New York, NY, at 9:00 A.M. EST on May 6, 2016, or at such other time and place as the Company and Eagle pursuant hereto shall mutually agree, either orally or in writing (which time and place are designated as the “Closing”).

(b) Closing Deliveries. At the Closing, the Company shall deliver to Lender an approved Designation filed with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit A, the Option in substantially the form attached hereto as Exhibit B, the Facility Fee, and any other documents contemplated by this Agreement to be delivered prior to Closing.

(c) Drawdown Deliveries. In the event of any drawdown from the Facility by the Company, the Company shall deliver a certificate affirming the Company’s representations and warranties made in this Agreement as of the contemplated drawdown date, in form and substance satisfactory to Lender. With respect to any representations or warranties that speak to a specific date, such certificate contemplated by this Section 1.2(c) shall contain the affirmative representation of the Company that such representation or warranties continue to be true as of such stated date.

1.3 Use of Proceeds. The Company intends to use proceeds from the convertible loan for acquiring certain non-operating oil or gas interests, including but not limited to leasehold mineral interests, overriding royalties relating to mineral production, and/or the identification and acquisition of real property interests pursuant to one of Bakken’s core functions of leasing such property to oil and gas producers in exchange for rights to retain certain royalty payments.

2. Representations and Warranties of the Company. The Company makes the following representations and warranties to Eagle, each of which is true and correct on the date hereof and shall survive the consummation of the transactions contemplated hereby.

2.1 Corporate.

(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where it is currently being conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. Schedule 2.1(c) sets forth a true, correct and complete list of the jurisdictions in which the character of the company’s assets or the nature of the business makes such licensing or qualification necessary.

(d) No Subsidiaries. With the exception of BR Metals, which is reported on a consolidated basis with the Company, the Company does not own, directly or indirectly, any capital stock or other equity or ownership interest of any corporation, limited liability company, partnership or other entity. Company does not have any right to acquire, directly or indirectly, any outstanding capital stock of, or equity interest in, any entity.

(e) Directors and Officers. Company has delivered to Eagle true, correct and complete copies of its articles of incorporation, bylaws and similar organizational documents, including any amendments thereto. Set forth in Schedule 2.1(e) is a list of the directors and officers of Company.

2.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company or anyone on behalf of the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Company. No other or further act or proceeding on the part of Company, its directors, or shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Company has delivered to Eagle true, correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company or Members pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company or Members pursuant hereto will constitute, valid and binding agreements of Company enforceable in accordance with their respective terms.

2.3 No Violation. Except as set forth on Schedule 2.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable law or order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any individual, corporate entity, or governmental entity (including under any (1) “plant closing” or similar law or under any (2) Environmental Laws (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations)) or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or right to terminate, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company under, any term or provision of the articles of incorporation, bylaws or similar organizational documents of Company or of any Contract or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected or (d) result in the imposition of a Lien on any asset, security, or other property subject to the loan described herein. For purposes of this Agreement, “Lien” shall be defined as all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

2.4 Financial Matters.

(a) Financial Statements. The Company will provide Lender with unaudited financial statements for the 2015 fiscal year ended December 31, 2015 (the “Financial Statements”).

(b) Internal Accounting Controls. In the conduct of its business, Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.5 Tax Matters.

(a) Provision for Taxes. The provision made for taxes (other than a reserve for deferred taxes established to reflect timing differences between book and tax income) on the Company’s most recent balance sheet is sufficient for the payment of all taxes with respect to, in connection with, associated with, or related to, the Company, at the date of the most recent balance sheet, and for all periods prior thereto. Since the date of the most recent balance sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with the past practices of Company.

(b) Tax Returns Filed. All tax returns with respect to, in connection with, associated with, or related to, the Company required to be filed by or on behalf of Company have been timely filed and, when filed, were true, correct and complete. All taxes owed or due and payable by Company (whether or not shown on any tax return) have been paid by Company or will be timely paid by Company. Company has duly withheld and paid all taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner, or other third party of Company and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Tax Audits. No claim has ever been made by an authority in a jurisdiction in which Company does not file tax returns that it is or may be subject to taxation by that jurisdiction or authority with respect to, in connection with, associated with, or related to its business. Schedule 2.5(c) lists all tax returns filed by the Company for taxable periods ended on or after December 31, 2014, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. Company has delivered to Eagle true, correct, and complete copies of all tax returns filed, and all examination reports and statements of deficiencies assessed against or agreed to, by Company with respect to, in connection with, associated with, or related to it business since December 31, 2014. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax Return with respect to a tax assessment or deficiency. Except as set forth in Schedule 2.5(c), since January 1, 2014, Company has not received (i) any notice of underpayment of taxes or other deficiency that has not been paid or (ii) any objection to any tax return filed by the Company, whether in writing or verbally, formally or informally. Neither the Company nor any director, officer or employee responsible for tax matters has knowledge of any dispute or claim concerning any tax liability of the Company. Except as set forth in Schedule 2.5(c), all deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with, or related to, the Company have been fully paid or are fully reflected as a Liability in the financial statements of the Company.

(d) Consolidated Group. Schedule 2.5(d) contains a true, correct and complete list of every year that Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, as well as each corporation that has been a part of such group.

(e) Other. Company has not (i) applied for any tax ruling, with respect to, in connection with, associated with, or related to, its business, (ii) entered into a closing agreement with any taxing authority, with respect to, in connection with, associated with, or related to its business, (iii) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (iv) made any payments, or been a party to an agreement (including this Agreement), that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Sections 280G or 162(m) of the Code or (v) been a party to any tax allocation or Tax sharing agreement. Company has no liability for the taxes of any other person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Company is not a “United States real property holding company” within the meaning of Section 897 of the Code. Company has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise. Company does not have a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country. Company is in compliance with the terms and conditions of all applicable tax exemptions, tax agreements and tax orders of any governmental entity to which it may be subject or to which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011 4(b). For purposes of this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended.

(f) No Tax Liens. There are no Liens for taxes with respect to, in connection with, associated with, or related to, the Company or the assets thereof.

(g) Corporate Status; Pass-Through Entities. Company is, and has been for its entire existence treated as, a C corporation for all relevant income tax purposes. Schedule 2.5(g) lists every corporation, limited liability company, partnership, and other entity, whether or not such entity is disregarded for tax purposes, in which Company has an interest and that is either an asset of Company used in its business or owns all or some of the assets used by the Business.

2.6 Absence of Certain Changes. Except as and to the extent set forth in Schedule 2.6, since December 31, 2015, none of the follow has occurred with respect to the Company:

(a) No Adverse Change. Any material adverse change in the conduct, financial condition, business, prospects or operations of the Company, its assets that are used, held for use or acquired or developed for use, or its liabilities.

(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Company, its assets, or liabilities.

(c) No Material Increase in Compensation. Any material increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of Company or whose compensation is reflected on the Financial Statements, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents (including any increase pursuant to any employee benefit plan or agreement or other commitment).

(d) No Labor Disputes. Any labor dispute, other than routine individual grievance that are not material to the conduct, financial condition, liabilities, business, prospects or operations of the Company, including any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees, nor any threat of such. To Company’s knowledge, no officer or employee of the Company has any current plan to terminate his or her employment with the Company.

(e) No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any properties or assets of Company, except for the sale of products in the ordinary course of business and except as would not exceed $5,000 in the aggregate.

(f) No Liens. Any Lien made on any of the properties or assets of Company.

(g) No Amendment of Contracts, Rights. Any entering into, amending or early termination of any Contract relating to or affecting the Company, or any release or waiver of any material claims or rights in respect of the Company, other than in the ordinary course of business.

(h) Credit. Any grant of credit by Company to any customer (including any distributor) on terms or in amounts more favorable than those that have been extended to such customer in the past, any other change made by Company in the terms of any credit heretofore extended or any other change of Company’s policies or practices with respect to the granting of credit in connection with its business.

(i) Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any liability relating to or affecting the Company, other than the discharge or satisfaction in the ordinary course of business of current liabilities reflected on the face of the most recent balance sheet and current liabilities incurred since the date of the most recent balance sheet in the ordinary course of the Company’s business.

(j) Deferral of Liabilities. Any deferral, extension or failure to pay any of the Company’s liabilities as and when the same become due or any allowance of the level of the liabilities to increase in any material respect or any prepayment of any liabilities.

(k) Accounting Principles. Any material change in Company’s financial or tax accounting principles or methods, except to the extent required by GAAP.

(l) No Mass Layoffs. Any employee termination or reduction in the work force affecting two or more employees, other than employee terminations or reductions for cause (as that term is used in 20 C.F.R. § 639.3(e)) or as a result of an employee’s voluntary resignation or departure or retirement.

(m) Organizational Documents. Any amendment or modification to the organizational documents of Company except as publicly reported to the U.S. Securities and Exchange Commission on the EDGAR filing system.

(n) Cash Management. Any (i) discount granted to customers, (ii) acceleration of any notes or accounts receivable (including by delivery of invoices to customers further in advance or more frequently than has been the Company’s historical practice), (iii) delay or acceleration of the payment of any accrued expense, trade payable or other liability, (iv) material change in the Company’s marketing, performance or pricing or (v) other action that would artificially alter, inflate, or deplete any element of the Company’s working capital.

(o) Agreement or Commitment. Any agreement or commitment, whether orally or in writing to do any of the foregoing.

2.7 Absence of Undisclosed Liabilities.

Except as and to the extent specifically set forth on the face of the Company’s most recent balance sheet, or in Schedule 2.7, Company does not have any liabilities (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including obligations of the Company arising from any severance, retention or similar agreements with any present or former employees of the Company, or tax liabilities due or to become due, other than: (a) commercial liabilities incurred since the date of the most recent balance sheet in the ordinary course of business consistent with past practice, none of which has had or is reasonably likely to have a material adverse effect on the conduct, financial condition, business, prospects or operations of the Company, the Company’s assets or the Company’s liabilities; (b) liabilities disclosed in this Agreement or in the Disclosure Schedule; or (c) liabilities that are accrued and reflected on the Financial Statements. Except as disclosed on Section 2.7 of the Disclosure Schedule, the Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other person or entity.

2.8 No Litigation.

Except as set forth in Schedule 2.8 there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order or investigation of any nature pending, or to the Company’s knowledge, contemplated by or threatened against Company, its directors or officers (in such capacities) that in any way involves its business, assets or liabilities, nor is there any basis for any of the foregoing. To Company’s knowledge, no event has occurred or action has been taken that is reasonably likely to result in such litigation. Schedule 2.8 also identifies all litigation to which Company or its directors or officers (in such capacity) have been parties since December 31, 2012 that in any way involves its business, its assets or liabilities. Except as set forth in Schedule 2.8, no aspect of the its assets, or liabilities is subject to any Order. For purposes of this Agreement, “Order” shall mean any order, writ, injunction, plan or decree of any governmental entity.

2.9 Compliance With Laws and Orders.

(a) Laws and Orders. Company in respect of the operations, practices, properties and assets of its business is and has been in compliance with all applicable laws and Orders. Except as set forth in Schedule 2.9, Company has not received notice of any violation or alleged violation of any laws or Orders. All reports, filings and returns required to be filed by or on behalf of Company with any governmental entity have been filed and, when filed, were true, correct and complete. Without limitation:

(i) Unemployment Compensation. Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental entities of the jurisdictions in which it is required to maintain such accounts with respect to its operations, and each of such accounts has a positive balance.

(ii) OSHA. Company has delivered to Eagle copies of all reports and logs required to be filed by Company during the five (5) year period immediately preceding the date hereof under the Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws together with all such reports and logs currently being maintained by Company. The deficiencies, if any, noted on such reports have been corrected.

(b) Licenses and Permits. Company has all licenses, permits, approvals, certifications, consents and listings of all governmental entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its business. All such licenses, permits, approvals, certifications, consents and listings are set forth in Schedule 2.9(b), are in full force and effect. No loss or expiration of any permit is pending or, to the knowledge of the Company, threatened or reasonably foreseeable other than in expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. Except for past violations for which Company is not subject to any current liability and cannot become subject to any future liability and except as set forth in Schedule 2.9(b), Company (including its operations, practices, properties and assets) is and has been in compliance with all such licenses, permits, approvals, certifications, consents and listings.

(c) Environmental Matters. For purposes of this Agreement, “Environmental Laws” shall mean all laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of waste, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. The Company is and has been in full compliance with all Environmental Laws, including without limitation possessing, and having possessed, all required permits, authorizations, license, exemptions and other permissions from governmental entities required for the operation of its facilities and properties under applicable Environmental Laws. There is no litigation nor any demand, claim, hearing, notice of violation or demand letter pending or, to Company’s knowledge, threatened against Company relating in any way to the Environmental Laws. There are no past or present circumstances affecting Company that may (i) interfere with or prevent full compliance or continued full compliance with all Environmental Laws or (ii) give rise to any liability. There is no waste that is being used, stored, treated, disposed of, or otherwise present on, under or about the leased premises or, to the Company’s knowledge, any real property formerly owned, leased, or operated by the Company. Each of the leased premises, during the period it was leased by the Company, has been operated and maintained in, and the Company is and has at all prior times otherwise been in full compliance with all applicable Environmental Laws. The Company has provided to the Eagle all information and reports about any environmental conditions on any real property constituting the leased premises and any real property formerly owned, leased or operated by the Company. The Company has not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws. The Company is not aware of the need to conduct any environmental investigations or remediation pursuant to any Environmental Law or that it may be in violation of any requirement of any Environmental Law. The Company’s business, as of the Closing, does not require the Company obtain or receive any licenses, permits, certification or other approvals by Governmental Authority relating to Environmental Laws or waste.

(d) Questionable Payments. The conduct of the business of the Company is in compliance with all applicable anti-corruption laws and regulations.

2.10 Title to and Condition of Properties.

(a) Marketable Title. Company has good and marketable fee title or leasehold title (as applicable) to all of its owned assets, free and clear of all Liens. Except for the other assets set forth in Schedule 2.10(a). Company has good and marketable leasehold title to all of its assets that are subject to personal property leases and real property leases. None of the assets are subject to any restrictions with respect to the transferability or divisibility thereof. Company has complete and unrestricted power and right to sell, assign, convey and deliver any of its assets to Eagle as contemplated hereby. None of the Company’s assets is subject to recovery by any previous owner of such property or any governmental entity under any theory of law or contractual right. Except as set forth in Schedule 2.10(a), Company is not using any properties, rights or assets that are not owned, licensed or leased by it.

(b) Condition. All of the Company’s tangible assets (real and personal) are in good operating condition and repair, free from any defects (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business as conducted during the preceding twelve (12) months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the business).

(c) Real Property. Other than the mineral rights set forth in Schedule 2,10(c), the Company does not own, and has never owned, any interest in any real property. Schedule 2.10(c) sets forth a true, accurate and complete description of the Leased Real Property, including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. The leased real property listed on Schedule 2.10(c) (the “Leased Real Property”) comprises all of the real property interests used or occupied by the Company. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Lender, and no changes have been made to any of the Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms. There are no existing breaches or defaults by the Company or the lessor under any of the Real Property Leases and to the Company’s knowledge, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. The Company has performed in all material respects all obligations to be performed by it to date under the Real Property Leases.

(d) No Condemnation, Expropriation or Similar Action. Neither the whole nor any portion of the Company’s assets is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any governmental entity with or without payment of compensation therefor, and to Company’s knowledge, no such condemnation, expropriation or taking has been planned, scheduled or proposed.

2.11 Insurance.

(a) Business Insurance Policies. Schedule 2.11(a) sets forth a true, correct and complete list and description of all insurance policies held by the Company relating to the Company and its business (collectively, the “Business Insurance Policies”). Schedule 2.11(a) includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each Business Insurance Policy, and any pending claims in excess of $500 (or its foreign currency equivalent as of the date hereof). Company has delivered true, correct and complete copies of each Business Insurance Policy to Eagle. All Business Insurance Policies provide insurance coverage with respect to the Company, its assets or liabilities of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. Each Business Insurance Policy (i) is legal, valid, binding, enforceable, and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Company is not in default with respect to its obligations under any insurance policy, nor has the Company been denied insurance coverage. Company has not received any notice of cancellation or termination with respect to any Business Insurance Policy, and to Company’s knowledge, no event or condition exists or has occurred that could result in cancellation of any Business Insurance Policy prior to its scheduled expiration date. To Company’s knowledge, Company has duly and timely made all claims that it has been entitled to make under each Business Insurance Policy. Company has not received any notice from or on behalf of any insurance carrier issuing any Business Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Business Insurance Policy. The Business Insurance Policies are sufficient in all material respects for compliance by Company with all requirements of law.

(b) Business Insurance and Liability Policies. Since January 1, 2013, all general liability policies maintained by or for the benefit of Company relating to the operations of its business have been “occurrence” policies and not “claims made” policies (collectively, the “Liability Policies”). Schedule 2.11(b) indicates each Business Insurance Policy and each Liability Policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal seventy-five percent (75%) or more of the coverage limit. All Business Insurance Policies and Liability Policies are valid, outstanding and enforceable policies. No Business Insurance Policy (nor any previous policy) or Liability Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. There is no claim by Company pending under any Business Insurance Policy or Liability Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to Company’s knowledge, there is no basis for denial of any pending claim under any Business Insurance Policy or Liability Policy. None of the insurance carriers providing coverage under the Business Insurance Policies or Liability Policies has declared bankruptcy or provided notice of insolvency to Company or any Member. Company has not been refused any insurance with respect to any aspect of the operations of its business.

2.12 Contracts and Commitments. Except as set forth in Schedule 2.12:

(a) Real Property Leases. Company (whether as lessor or lessee) has no contracts for the lease or occupancy of Real Property, including any co-location or data center facilities.

(b) Personal Property Leases. Company (whether as lessor or lessee) has no Personal Property Leases. For purposes of this Agreement, “Personal Property Leases” means a Contract for the lease or use of personal property used, held for use or acquired or developed for use primarily in the business involving any remaining consideration, termination charge or other expenditure in excess of $2,000 (or its foreign currency equivalent as of the date hereof) or involving performance over a period of more than twelve (12) months.

(c) Purchase Commitments. Company has no purchase contracts that, together with amounts on hand, constitute more than twelve (12) months normal usage, or that are at an excessive price.

(d) Sales Commitments. Company has no sales contracts that aggregate in excess of $500 (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers. Company has no sales contracts, except those made in the ordinary course of business at arm’s length, and no such contracts are for a sales price that would result in a loss to the Company (after giving effect to full amortization of overhead and selling, general and administrative expenses).

(e) Contracts for Services. Company has no contract with any officer, employee, agent, consultant or other third party performing similar functions that is not cancelable by Company on notice of no longer than thirty (30) calendar days without liability, penalty or premium of any nature or kind whatsoever or under which Company could incur obligations in excess of $500 (or its foreign currency equivalent as of the date hereof).

(f) Powers of Attorney. Company has not given a power of attorney or proxy that is currently in effect to any person or entity for any purpose whatsoever.

(g) Collective Bargaining Agreements. Company has no collective bargaining contract.

(h) Loan Agreements. Company has no loan contract, promissory note, letter of credit, guarantee or other evidence of indebtedness, as a signatory, guarantor or otherwise, in pursuant to or in connection with the Company’s receipt or extension of credit for money borrowed in excess of $5,000 in the aggregate.

(i) Guarantees. Company has not guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity (except under Contracts entered into by Company in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity.

(j) Governmental Contracts. Company has no contract with any governmental entity in connection with or affecting its business.

(k) Agreements Relating to Company Trade Rights. Company has no consulting, development, joint development or other Contract relating to any of the Company Trade Rights or other, nor does Company have any contract requiring Company to assign, license, dispose, or otherwise transfer or grant interests in any interest in any Company Trade Rights.

(l) Restrictive Agreements. Company has no contract that is so burdensome as to materially affect or impair the operations of its business. Without limitation, Company has no contract in connection with or affecting its business, assets or liabilities (i) requiring Company to assign any interest in any Company Trade Rights, (ii) prohibiting or restricting Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, (iii) containing “most favored nation” or similar pricing provisions or (iv) relating to the location of employees or a minimum number of employees to be employed.

(m) Sharing of Profits or Losses. Company has no contract involving a sharing of profits or losses by Company with any other person or entity including any joint venture, partnership or similar agreement.

(n) Right of First Refusal. Company has no contract granting to any person or entity a first refusal, a first offer or similar preferential right to purchase or acquire any right, asset or property of Company or the units or other securities of Company.

(o) Acquisition. Company has no contract involving the acquisition by Company of any business enterprise whether via stock or asset purchase or otherwise.

(p) Employment. Company has no contract for the employment by Company of any individual on a full-time, part-time, consulting or other basis.

(q) Indemnification. Company has no contract under which Company has agreed to indemnify any third party in any manner.

(r) Settlement. Company has no contract which is a settlement, conciliation or similar agreement with any governmental entity or which, after the date hereof, will require payment of consideration to any person or entity.

(s) Other Material Contracts. Company has no other contract of any nature involving consideration or other expenditure in excess of $500 (or its foreign currency equivalent as of the date hereof), or involving performance over a period of more than twelve (12) months, or that is otherwise individually material to the operations of its business.

2.13 No Default. Company is not in default in any material respect under any contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of Company’s obligations thereunder or result in the creation of any Lien on any Company assets. No counterparty is in default in any material respect under any such contract to which Company is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

2.14 Labor Matters. There are no pending charges or claims against the Company with respect to its employees before any governmental entity, including the EEOC, responsible for the prevention of unlawful employment practices, nor have there been such charges or claims within the past three (3) years. The Company is currently in compliance with all applicable laws relating to employees, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), tax withholding, contributions to governmental entity compensation or benefit funds or programs, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination in employment, disability rights and benefits, affirmative action, plant closing and mass layoff issues or requiring notice under the WARN Act or similar state law, and occupational safety and health laws.

2.15 Employee Benefit Plans.

(a) Disclosure. Schedule 2.15(a) sets forth a true, correct and complete list of all plans, programs, contracts, policies and practices which provide benefits to any current or former employee, director or independent contractor who performs or performed services primarily for the benefit of the Business, or beneficiary or dependent thereof, or to which Company contributes or is obligated to contribute, or under which Company or any ERISA Affiliate had, has or may have any liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, any employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the “Employee Plans or Agreements”). No Employee Plan or Agreement is or has ever been a “multiemployer plan” (as defined in Section 4001 of ERISA) or subject to Title IV of ERISA, and neither Company nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such arrangement.

(b) Delivery of Documents. Company and Members have delivered to Eagle true, correct and complete copies of the following information with respect to each Employee Plan or Agreement:

(i) the Employee Plan or Agreement, including all amendments, or if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan or Agreement;

(ii) the annual report, if required under ERISA, with respect to the Employee Plan or Agreement for each of the previous three (3) plan years;

(iii) the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan or Agreement and all material employee communications relating to the Employee Plan or Agreement;

(iv) if the Employee Plan or Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the insurance policy or contract of the trust or other funding agreement and the latest financial statements thereof;

(v) the nondiscrimination testing reports with respect to the Employee Plan or Agreement for each of the previous three (3) plan years; and

(vi) the most recent opinion or determination letter received from the IRS with respect to the Employee Plan or Agreement that is intended to be qualified under Section 401 of the Code.

With respect to each Employee Plan or Agreement for which an annual report has been filed and delivered to Eagle pursuant to subclause (ii), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

(c) Prohibited Transactions. There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan or Agreement, and no event or omission has occurred in connection with which Company or any of its assets or any Employee Plan or Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other law or Order applicable to any Employee Plan or Agreement, or under any contract, law or Order pursuant to which Company has agreed or is required to indemnify any person or entity against any liability incurred under any such contract, law or Order.

(d) Full Funding. The funds available under each Employee Plan or Agreement that is intended to be a funded plan exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan or Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company’s actuaries in connection with the funding of such Employee Plan or Agreement).

(e) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code). There are not and never have been any “leased employees” (within the meaning of Section 414(n) of the Code) who perform services primarily for the benefit of the Business, and no individuals are expected to become such leased employees with the passage of time.

(f) Payments and Compliance. With respect to each Employee Plan or Agreement, (i) all payments due from the Employee Plan or Agreement (or from Company with respect to each such Employee Plan or Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of Company; (ii) Company has complied with, and the Employee Plan or Agreement has conformed to, all applicable laws and Orders; (iii) all reports and information relating to the Employee Plan or Agreement required to be filed with any governmental entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were true, correct and complete; (iv) each Employee Plan or Agreement that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS that addresses all currently applicable qualification requirements with respect to such plan, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; (v) there is no litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to Company’s knowledge, threatened with respect to the Employee Plan or Agreement or against the assets of the Employee Plan or Agreement; and (vi) the Employee Plan or Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

(g) Post-Retirement Benefits. Except as expressly required under Sections 601 through 609 of ERISA, no Employee Plan or Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Company beyond their retirement or other termination of service, and Company has no obligation to provide or contribute toward the cost of such coverage or benefits.

(h) No Triggering of Obligations. The consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; or (iv) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b)(1).

(i) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans or Agreements or to amend or modify any existing Employee Plans or Agreements.

(j) Nonqualified Deferred Compensation. Each Employee Plan or Agreement that is or has ever been a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code and the applicable Treasury Regulations and other official guidance: (i) at all times since December 31, 2004, has satisfied the requirements of Section 409A of the Code and such Treasury Regulations and other official guidance and has been operated in accordance with such requirements; or (ii) has not been “materially modified,” within the meaning of Section 409A of the Code and such Treasury Regulations and other guidance, at any time since October 3, 2004 with respect to deferred compensation earned and vested before December 31, 2004, under any such Employee Benefit Plan existing before October 3, 2004. No participant in such an Employee Plan or Agreement will incur any taxes on any benefit under such Employee Plan or Agreement before the date as of which such benefit is actually paid to such participant. Each Employee Plan or Agreement that is subject to Section 409A of the Code has been established or amended in form to comply with the final Treasury Regulations issued under Section 409A of the Code.

2.16 Employees; Compensation. Schedule 2.16 contains a true, correct and complete list of (a) all employees of Company (including any employee who is on a leave of absence or on layoff status subject to recall), (b) each such employee’s title, hire date, duties and location of employment, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave of absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason), (d) each such employee’s annual rate of compensation, including annualized base wages, vacation or paid time off accrual amounts, bonuses, incentives, commissions and any other cash compensation forms and (e) each such employee’s total cash compensation paid in 2015 and projected total cash compensation for 2016. For purposes of subclause (d), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee. The current, former and retired employees of Company have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any other similar law. Except as set forth on Schedule 2.16, none of such employees is a party to a written employment agreement or contract with the Company and each is employed “at will.” Schedule 2.16 also contains a true, correct and complete list by location in the United States of the number of former employees of Company whose employment was terminated within the twelve (12) month period preceding the date hereof together with a reason for each such termination.

2.17 Trade Rights. Schedule 2.17(a)(i) contains a true, correct and complete list of all Company Trade Rights of the Company that are registered, patented or for which applications are pending (“Company Registered Trade Rights”), including: (i) the registration, patent or application number; (ii) the title or description; (iii) the registration, issue or application date; and (iv) the jurisdiction. The Company owns all right, title and interest in, to and under the Company Trade Rights, including the Company Registered Trade Rights, free and clear of all Liens. No current or former officer, employee or independent contractor of the Company has any right, title or interest of any nature whatsoever in or to the Company Trade Rights. All Company Registered Trade Rights in Schedule 2.17(a)(i) are in good standing, and those shown as registered, patented or applied for have been properly registered, patented or applied for in all jurisdictions where reasonably beneficial to the Company, as applicable, and in all jurisdictions where required for the Company to conduct its business as it is currently conducted, all of which are identified in Schedule 2.17(a)(i). All registrations and applications have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to such registrations or applications are current, with no such fees falling due or being payable within sixty (60) days of the Closing Date. To the Company’s knowledge, there is no basis for invalidating or terminating, or allegation or claim to invalidate or terminate, any Company Trade Right. Schedule 2.17(a)(ii) contains a true, correct and complete list of all Company Registered Trade Rights that have lapsed or been abandoned since December 31, 2012.

(a) The Company has not granted any license of any of the Company Trade Rights (“Out-Licenses”).

(b) To conduct its business as it is currently conducted, the Company does not require any Trade Rights that it does not already own or have a valid and enforceable license to use. To the Company’s knowledge it is not infringing nor has the Company infringed any Trade Rights of any other entity and, to the Company’s knowledge, there is no valid basis upon which a claim for infringement could be made. The Company has not been notified that it is infringing or has infringed any Trade Rights of any entity. To the Company’s knowledge, no pending patent application or trademark or copyright registration application belonging to any entity would be infringed by the Company if a patent that included such claims were granted on such pending application or trademark or copyright issued on such pending registration application.

(c) No methods, processes, procedures, apparatus or equipment, used or held for use by the Company, use or include any proprietary or confidential information or any trade secrets misappropriated from any entity. The Company does not have any trade secret, proprietary or confidential information that: (i) is owned or claimed by any entity; or (ii) is not rightfully in the possession of the Company. The Company has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information.

(d) The Company has maintained the confidentiality of all Company Trade Rights to the extent necessary to maintain all proprietary rights therein. All independent contractors and current, former or retired employees who were involved in the creation of Company Trade Rights executed assignments that assigned ownership of such Trade Rights to the Company exclusively. All independent contractors and current, former or retired employees who had access to the Company Trade Rights executed confidentiality agreements that required such contractors and employees to not disclose such Trade Rights or use them other than for the sole benefit of the Company.

(e) The consummation of the transactions contemplated hereby will not alter or impair any of the Company Trade Rights.

2.18 Certain Relationships to Company.

(a) Contracts with Affiliates. All contracts between Company and any Affiliate of Company are described in Schedule 2.18(a). “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, as in effect on the date hereof.

(b) No Adverse Interests. Other than as described in Schedule 2.18(b), no Affiliate of Company has any direct or indirect interest in, or other business relationship or arrangement with: (i) any person or entity that does business with Company or is competitive with the Company; or (ii) any property, asset or right that is used by Company in the operations of its business.

(c) Obligations Involving Affiliates. All obligations of any Affiliate of Company to Company, and all obligations of Company to any Affiliate of Company, are described in Schedule 2.18(c).

2.19 Assets and Services Necessary to Business. Except for the property, assets and rights set forth in Schedule 2.19, there is no other non-de-minimis property, assets and rights, tangible and intangible (including Trade Rights), that Company used, held for use or acquired for use in its business during the six (6) month period immediately preceding the date hereof, and the scheduled assets will comprise all non-de-minimis property, assets and rights, tangible and intangible (including Trade Rights), that Company used, held for use or acquired for use in its business from the date hereof until and through the Closing Date. Schedule 2.19 contains a true, correct and complete list of all services provided to Company by employees of Company or any of Company’s Affiliates or by a third party under a contract with Company.

2.20 No Brokers or Finders. Neither Company nor any of its Members, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

3. Representations and Warranties of the Lender.

Eagle makes the following representations and warranties to Company, each of which is true and correct on the date hereof and shall survive the consummation of the transactions contemplated hereby.

3.1 Corporate.

(a) Organization. Eagle is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the terms of this Agreement.

(b) Corporate Power. Eagle has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Eagle pursuant hereto and to carry out the transactions contemplated hereby and thereby.

3.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Eagle pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Eagle. No other or further corporate act or proceeding on the part of Eagle or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Eagle pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Eagle pursuant hereto will constitute, valid and binding agreements of Eagle, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles. The individual(s) executing this Agreement on behalf of Eagle have the full right, power and authority to execute and deliver this Agreement, and upon execution, no further action will be needed to make this Agreement valid and binding upon, and enforceable against, Eagle.

3.3 No Brokers or Finders. Neither Eagle nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

3.4 No Conflicts. The execution, delivery and performance of this Agreement by Eagle and the consummation of the transactions contemplated herein do not and will not (a) require Eagle to obtain the consent or approval of, or make any filing with, any person or public authority, except for consents and approvals already obtained or to be obtained prior to Closing and notices or filings already made or to be made prior to Closing, (b) violate any law, or (c) constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which Eagle is a party or by which it or its assets may be bound, except where such violation, breach or default would not cause a material adverse effect to Eagle.

3.5 Litigation. There is no litigation, proceeding (arbitral or otherwise), injunction, claim, action, suit, or order of any nature pending, or, to knowledge of Eagle, threatened by or against Eagle, its directors, officers or employees that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Facility by Eagle as outlined herein.

4. Conditions of Lender’s Obligations at Closing. The obligations of Lender under Section 1.1 of this Agreement are subject to the fulfillment on or before Closing of each of the following conditions. Each of the following conditions may only be waived by Lender in writing.

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing.

4.3 Compliance Certificate. The President, CEO or other executive officer of the Company shall deliver to each Eagle at Closing a certificate certifying that the conditions specified in Sections 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11,4.12) have been fulfilled.

4.4 Secretary’s Certificates. Eagle shall have received a certificate from the Company, dated as of the Closing and signed by the Secretary or an Assistant Secretary of the Company, certifying that the attached copies of the Articles, Bylaws and resolutions of the Board of Directors of the Company approving this Agreement with relevant Certificate of Designation, any other ancillary agreements, and the transactions contemplated thereby, are all true, complete and correct and remain unamended and in full force and effect.

4.5 Securities Laws Compliance.

The option granted to Lender of conversion of the Series A Preferred shall be exempt from qualification or registration under the applicable Federal and state securities laws.

4.6 Regulatory Compliance. All of the regulatory filings, and compliance with all statutes, regulations, guidelines, and other applicable laws and all other necessary or required consents, permits and approvals shall have been obtained as of Closing.

4.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Lender’s special counsel, if any, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.8 Articles of Incorporation. The Articles has been duly adopted by the Company and filed with the Nevada Secretary of State and has not been amended or repealed as of the Closing. Article V of the Articles of the Company provides that the authorized number of directors of the Company may inclusively range between nine (9) and two (2), and the Preferred Stock may vote for in relation to such directors under the terms of the Series A Preferred. Article XVI of the Articles provides that the Articles shall not be amended except as provided in the Bylaws.

4.9 Performance of Covenants. The Company shall have performed all agreements and covenants required by this Agreement to be performed prior to the Closing.

4.10 Due Diligence. Eagle shall have completed its due diligence investigation of the Company as of Closing in a manner satisfactory to Eagle. This provision shall not in any way limit or qualify the representations and warranties of the Company in this Agreement.

4.11 Material Adverse Change. As of the Closing, no material and adverse change in the business, operations, assets and financial condition of the Company shall have occurred and be continuing and no event or circumstance shall have occurred which could reasonably be expected to result in any such material and adverse change.

4.12 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred pursuant to this Agreement shall be duly obtained and effective as of such Closing.

5. Default.

5.1 Events of Default. Any of the following events referred to in any of clauses (a) through (i) inclusive of this section 5.1 shall constitute an “Event of Default”:

(a) Non-Payment. Company fails to pay (i) when and as required to be paid herein, any amount of principal of the loan, or (ii) within five (5) Business Days after the same becomes due, any interest on the loan or any other amount payable hereunder; or

(b) Other Defaults. Company fails to perform or observe any other covenant or agreement (not specified in Section 5.1 above) contained in this or any related document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Company of written notice thereof by the Lender; or

(c) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein or in any document required to be delivered in connection herewith shall be incorrect or misleading in any material respect when made or deemed made; or

(d) Cross-Default. Company or any affiliates (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (other than indebtedness hereunder), or (B) fails to observe or perform any other agreement or condition relating to any such indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity; provided that this clause (d)(B) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such indebtedness; provided further that such failure is unremedied and is not waived by the holders of such indebtedness; or

(e) Insolvency Proceedings, Etc. Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(f) Inability to Pay Debts; Attachment. (i) Company or any of its affiliates becomes unable or admits in writing its inability or fails generally to pay its debts in excess of $50,000 as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Company’s property, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(g) Judgments. There is entered against Company a final judgment or order for the payment of money in an aggregate amount greater than $50,000 (to the extent not covered by independent thirdparty insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) Invalidity of Loan Documents. Any material provision of this Agreement at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of acts or omissions by the Lender or the satisfaction in full of all obligations, ceases to be in full force and effect; or Company contests in writing the validity or enforceability of any provision of this Agreement; or Company denies in writing that it has any or further liability or obligation under this Agreement, or purports in writing to revoke or rescind this Agreement; or

(i) Change of Control. There occurs any Change of Control as defined in the Option Agreement.

5.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender shall have the right to exercise the Option pursuant to the terms of the Option Agreement.

6. Miscellaneous.

6.1 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

6.2 Survival of Warranties and Limited Liability. The warranties, representations and covenants of the Company and Eagle contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

6.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any shares of Series A Preferred sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company hereby acknowledges and agrees that Eagle may assign any right or rights that Eagle may have by reason of this Agreement to one or more Affiliates of Eagle.

6.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Rules of Construction. As used herein, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates; unless the context otherwise requires a term has the meaning assigned to it; “or” is not exclusive; provisions apply to successive events and transactions; “including” means “including, without limitation,”; and “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

6.8 Aggregation of Holdings. All Series A Preferred held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.9 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified by hand or professional courier service, (b) one (1) day after confirmed transmission by facsimile or deposit with a nationally-recognized courier service for overnight delivery, or (c) five (5) days after deposit with the post office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other parties.

6.10 Finders’ Fees. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction notwithstanding the Facility Fee described in Section 1.1. Eagle agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Eagle or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Eagle from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.11 Expenses. Irrespective of whether the Closing is affected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6.12 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Certificate of Designation, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

6.13 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the undersigned parties. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Loans under the Facility.

6.14 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.15 Exculpation of Lender

Lender acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in providing this credit to the Company. Lender agrees that neither Lender nor the respective controlling persons, officers, directors, partners, agents or employees of Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with this Agreement or the other transactions con Series A Preferred (and Common Stock issued upon conversion thereof).

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Convertible Credit Agreement as of the date first above written.

BAKKEN RESOURCES,INC.,
a Nevada corporation

Name:	Dan Anderson
Title:	Chief Financial Officer

Address:	1425 Birch Ave., Suite A
Helena, MT 59601

Phone:	(406) 442-9444

EAGLE PRIVATE EQUITY, LLC
a New York limited liability company

Name:	Carl George Eagle
Title:	President

Address:

Phone:

SIGNATURE PAGE

THIS OPTION AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

OPTION TO CONVERT OR PUT LOANS
of
BAKKEN RESOURCES, INC.

Void after _____ ___,20__

This OPTION is issued to EAGLE PRIVATE EQUITY, LLC, a New York limited liability company or its registered assigns (“Holder”) by BAKKEN RESOURCES, INC., a Nevada corporation (the “Company”), on May 6, 2016 (the “Option Issue Date”).

1. Purchase Shares.

(a) Option to Convert. Holder may make certain loans to the Company in accordance with the terms of the Convertible Loan Purchase Agreement, dated as of the date hereof, by and between Holder and the Company (the “Loan Agreement”). In the event that the Company draws upon the Facility (as defined in the Loan Agreement) and the occurrence of a Triggering Event (as set forth in Exhibit A hereto) (the “Option Exercise Date”), Holder may elect to convert all principal amounts of loans made under the Facility into shares of the Company’s Series A Convertible Preferred Stock (the “Shares”) in accordance with the Notice of Conversion set forth in Exhibit B hereto. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Option at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company such number of Shares necessary to convert such Loans into Shares, not to exceed one million (1,000,000) fully paid and nonassessable Shares. The number of Shares issuable pursuant to this Section 1 (the “Shares”) shall be subject to adjustment pursuant to Section 7 hereof. If exercised by Holder, this Option to Convert pursuant to this Section 1(a) shall be exercised only in whole, and not in part. Any option to convert loans under the Facility to Shares under this Section 1(a) shall be accompanied by delivery by Holder of a signed subscription agreement for Shares in form and substance reasonably acceptable to the Company containing customary provisions for the subscription of equity by an accredited investor.

(b) Put Option. In the event of a Triggering Event, Holder may put loans under the Facility to the Company, up to the amount remaining under the Facility. Any such loans that are put to the Company shall be subject to the terms of the Loan Agreement and the documented contemplated by the Loan Agreement. Loans that are part of the Facility that are put to the Company shall be subject to Holders rights under Section 1(a) hereof.

2. Exercise Price. The purchase price for the Shares shall initially be $1.00 per Share, as adjusted from time to time pursuant to Section 7 hereof (the “Exercise Price”).

3. Exercise Period. This Option shall be exercisable, in whole or in part, during the term commencing on the Option Exercise Date and ending upon the termination of the Facility.

4. Method of Exercise. While this Option remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole and not in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) With respect to any exercise pursuant to Section 1(a) hereof, the surrender of the Option, together with a duly executed copy of the form of Notice of Conversion attached hereto, to the Secretary of the Company at its principal offices, and if amounts remain under the Facility, the reissuance of an option to Holder in form and substance substantially similar to this Option for the amount remaining in the Facility;

(b) With respect to any exercise pursuant to Section 1(b) hereof, notice to the Company of the exercise by Holder of such put option as soon as reasonably practicable and in any event not later than five (5) business days following the date of a Triggering Event; and

(c) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased (which payment shall be deemed to be made by Holder as a result of the requisite conversion of loans made under the Facility).

5. Certificates for Shares. Upon the exercise of the purchase/conversion rights evidenced by this Option under Section 1(a), one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable).

6. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Option under Section 1(a), will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

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7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Option under Section 1(a) and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Option subdivide its economic ownership interests, by split-up or otherwise, or combine its economic ownership interests, or issue additional economic ownership interests as a dividend with respect to any economic ownership interests, the number of Shares issuable on the exercise of this Option under Section 1(a) shall forthwith be proportionately increased in the case of a subdivision or equity dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Option under Section 1(a) (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the economic ownership interests of the Company (other than as a result of a subdivision, combination, or dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Option to purchase, at a total price equal to that payable upon the exercise of this Option under Section 1(a), the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of securities purchasable upon exercise of the Option under Section 1(a), or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of economic ownership interests or other securities or property thereafter purchasable upon exercise of this Option under Section 1(a).

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Option, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. No Stockholder Rights. Prior to exercise of this Option under Section 1(a), the Holder shall not be entitled to any rights of a holder of economic ownership interests with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of meetings of holders of economic ownership interests, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 9 shall limit the right of the Holder to be provided the Notices required under this Option.

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10. Transfers of Option. This Option and all rights hereunder are not transferable by the Holder to any other person or entity, without the prior written consent of the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Option, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new options.

11. Successors and Assigns. The terms and provisions of this Option shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and assigns.

12. Amendments and Waivers. Any term of this Option may be amended and the observance of any term of this Option may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

13. Assumption of Option. If at any time, while this Option, or any portion thereof, is outstanding and unexpired there shall be (i) an acquisition of the Company by another entity by means of a merger, consolidation, or other transaction or series of related transactions resulting in the exchange of the outstanding economic ownership interests such that holders of economic ownership interests of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, (ii) a sale or transfer of all or substantially all of the Company’s assets to any other person, or (iii) a Triggering Event (resulting in a successor entity), then, as a part of such acquisition and in addition to the rights of Holder under Section 1 hereof, sale or transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Option, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such acquisition, sale or transfer which a holder of the shares deliverable upon exercise of this Option would have been entitled to receive in such acquisition, sale or transfer if this Option had been exercised immediately before such acquisition, sale or transfer, all subject to further adjustment as provided in this Section 13; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Shares the Holder is entitled to purchase) shall thereafter by applicable, as nearly as possible, in relation to any shares of Shares or other securities or other property thereafter deliverable upon the exercise of this Option.

14. Notices. All notices required under this Option shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv)five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder on the books of the Company (or at such other place as the Holder shall notify the Company in writing).

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15. Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Option, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

16. Captions. The section and subsection headings of this Option are inserted for convenience only and shall not constitute a part of this Option in construing or interpreting any provision hereof.

17. Governing Law. This Option shall be governed by the laws of the State of New York as applied to agreements among New York residents made and to be performed entirely within the State of New York.

IN WITNESS WHEREOF, BAKKEN RESOURCES, INC., has caused this Option to be executed by an officer thereunto duly authorized.

Name:
Title:

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EXHIBIT A

TRIGGERING EVENT

"Triggering Event" means the earliest to occur of

(a)	any transaction or series of related transactions whereby following such transactions, the holders of the Company’s capital stock existing as of the date immediately prior to such transactions cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors;

(b)	any transaction or series of related transactions whereby following such transactions, a majority of the members of the Company’s Board of Directors existing prior to such transactions are either replaced or no longer constitute a majority of the Company’s Board of Directors;

(c)	any transaction or series of related transactions resulting in or reasonably likely to result in the acquisition of “control shares” as defined and subject to Nevada Revised Statutes 78.378 et al., assuming for the purposes of this section that the Company is an “issuing corporation” as defined under such statutes;

(d)	any failure of the Company to materially satisfy its obligations under the Loan Agreement, including the failure to pay any amounts to Holder when due; or

(e)	the insolvency or threatened insolvency of the Company (as defined by the earliest time when the Company determines that is does not have the ability to pay debts when due) except that in the case of an involuntary bankruptcy petition, such event shall not be a Triggering Event unless such involuntary bankruptcy is not dismissed within 60 days of filing of such petition.

(f)	Notwithstanding the foregoing, a Triggering Event shall not be deemed to occur, if following any initial public offering of the Company’s securities, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person and its respective subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the existing holders of the Company capital stock prior to such initial public offering, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of not more than thirty-five percent (35%) of the then outstanding voting stock of the Company.

NOTICE OF CONVERSION

To: BAKKEN RESOURCES, INC.

The undersigned hereby elects to purchase _________________  shares of Series A Convertible Preferred shares (“Shares”) of BAKKEN RESOURCES, INC., pursuant to the terms of the attached Option and payment of the Exercise Price per Share required under such Option accompanies this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such Shares for its own account for investment purposes only, and not for resale or with a view to distribution of such Shares or any part thereof. A copy of the Subscription Agreement set forth in the Option, signed by Holder, is also attached.

OPTIONHOLDER:

By:
[NAME]

Address:

Date:

Name in which Shares should be registered: